As filed with the Securities and Exchange Commission on March 19, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MODEL N, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7372	77-0528806
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Model N, Inc.

1800 Bridge Parkway

Redwood City, California 94065

(650) 610-4600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Zack Rinat

Chief Executive Officer and

Chairman of the Board

Model N, Inc.

1800 Bridge Parkway

Redwood City, California 94065

(650) 610-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Theodore G. Wang, Esq. Jeffrey R. Vetter, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, California 94041 (650) 988-8500	Sujan Jain, Chief Financial Officer Errol H. Hunter, Esq., Associate General Counsel Model N, Inc. 1800 Bridge Parkway Redwood City, California 94065 (650) 610-4600	Jeffrey D. Saper, Esq. Rezwan D. Pavri, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-186668

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of ‘‘large accelerated filer,’’ ‘‘accelerated filer’’ and ‘‘smaller reporting company’’ in Rule 12b-2 of the Securities Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.00015 par value	322,000	$15.50	$4,991,000	$681

(1)	Represents only the additional number of shares being registered and includes 42,000 additional shares of common stock issuable upon the exercise of the underwriters’ overallotment option. Does not include the securities that the registrant previously registered on the registration statement on Form S-1, as amended (File No. 333-186668).
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. The registrant previously registered securities with an aggregate offering price not to exceed $107,720,500 on a registration statement on Form S-1, as amended (File No. 333-186668), which was declared effective by the Securities and Exchange Commission on March 19, 2013. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $4,991,000 are hereby registered, which includes shares issuable upon the exercise of the underwriters’ overallotment option.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Model N, Inc. (“Registrant”) is filing this registration statement with the Securities and Exchange Commission (“Commission”). This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1, as amended (File No. 333-186668), which the Registrant originally filed on February 13, 2013 (“Prior Registration Statement”), and which the Commission declared effective on March 19, 2013.

The Registrant is filing this registration statement for the sole purpose of increasing the aggregate number of shares of common stock offered by the Registrant and the selling stockholder by 322,000 shares, 280,000 of which are being offered by the selling stockholder and 42,000 of which may be sold by the Registrant in the event the underwriters exercise their overallotment option to purchase additional shares of the Registrant’s common stock. The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are hereby incorporated by reference in this filing.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, State of California, on the 19th day of March 2013.

MODEL N, INC.

By:	/s/ ZACK RINAT
Zack Rinat Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ ZACK RINAT Zack Rinat	Chairman and Chief Executive Officer (Principal Executive Officer)	March 19, 2013

/s/ SUJAN JAIN Sujan Jain	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 19, 2013

Additional Directors:

* James W. Breyer	Director	March 19, 2013

* Sarah Friar	Director	March 19, 2013

* Mark Garrett	Director	March 19, 2013

* Charles J. Robel	Director	March 19, 2013

*BY:	/s/ SUJAN JAIN
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Fenwick & West LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.01 to the registration statement on Form S-1 (Registration No. 333-186668)).